Exhibit 16


                                [GRAPHIC OMITTED]





May 27, 2005


Securities and Exchange Commission
450 5th Street NW
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for SpeechSwitch, Inc. (the Company), and, under the date of November 11, 2004, we reported on the financial statements of the Company as of and for the years ended December 31, 2003 and 2002. On February 23, 2005, our appointment as principal accountants was terminated. We have read the Company's statements included in its Registration Statement on Form SB-2 and we agree with such statements, except that we are not in a position to agree or disagree with the description of the appointment of Bagel, Josephs & Company, L.L.C. or whether or not the Company consulted with Bagel, Josephs & Company, L.L.C. during the two most recent fiscal years.



/s/ Mendlowitz Weitsen, LLP
MENDLOWITZ WEITSEN, LLP